Exhibit 5.1

                  June 27, 2014

InterCloud Systems, Inc.
1030 Broad Street
Suite 102
Shrewsbury, New Jersey  07702

Re:            InterCloud Systems, Inc. Registration Statement on Form S-1

Dear Sirs:

We have represented InterCloud Systems, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (Registration No. 333-195433) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”).  The Registration Statement covers the registration of up to 1,710,387 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company that will be offered for sale by selling stockholders as follows: (i) 491,598 shares of Common Stock issued and outstanding on the date hereof (the "Issued Shares"), and (ii) 1,218,789 shares of Common Stock issuable upon the conversion of, or in connection with payments made by the Company on, the Company's outstanding 12% convertible debentures due 2015 (the "Reserved Shares").

We have examined the Registration Statement, as well as the original, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation the Certificate of Incorporation of the Company, the By-laws of the Company and certain resolutions of the Board of Directors.  In such examination, we have assumed the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such copies.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable and the Reserved Shares being offered for sale by the selling stockholders are duly authorized, and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Very truly yours,

/s/ Pryor Cashman LLP